QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(i)

Offer to Purchase for Cash
Up to 4,444,444 Shares of its Common Stock
At a Purchase Price Not Greater Than $15.75
Nor Less Than $13.50 Per Share
by
Trammell Crow Company

        The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday,
October 1, 2004, unless the offer is extended.

Trammell Crow Company, a Delaware corporation, is offering to purchase up to 4,444,444 shares of its common stock, par value $0.01 per share (the "Common Stock"), at prices not greater than $15.75 nor less than $13.50 per share, net to the seller in cash without interest thereon, specified by the tendering stockholders. Our offer is subject to the terms and conditions set forth in this offer to purchase and the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements thereto, as the "Offer."

We will determine a single per share price (not greater than $15.75 nor less than $13.50 per share) that we will pay for the shares validly tendered pursuant to the Offer and not properly withdrawn (the "Purchase Price"), taking into account the number of shares so tendered and the prices specified by the tendering stockholders. The Purchase Price will be the lowest price that will enable us to purchase 4,444,444 shares (or such lesser number of shares as are validly tendered) pursuant to the Offer. We will purchase all shares validly tendered at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to odd lot tender, proration and conditional tenders described in this offer to purchase. We reserve the right, in our sole discretion, to purchase more than 4,444,444 shares in the Offer, subject to applicable law. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration and conditional tenders will be returned at our expense as promptly as practicable after the expiration of the tender offer. You must complete the section of the letter of transmittal relating to the price at which you are tendering shares in order to validly tender shares.

The Offer is not conditioned upon any minimum number of shares being tendered.
The Offer is, however, subject to other conditions. See Section 7.

Our Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "TCC." On September 1, 2004, the last full trading day before we announced the Offer, the reported closing price of our Common Stock on the NYSE was $13.42 per share. You should obtain current market quotations for the Common Stock before tendering any of your shares.

You should direct questions or requests for assistance or for additional copies of this offer to purchase or the related letter of transmittal, notice of guaranteed delivery or other tender offer materials to Mellon Investor Services LLC as the depositary and the information agent (the "Information Agent" or "Depositary," as applicable), or Banc of America Securities LLC or Morgan Stanley & Co. Incorporated, the co-dealer managers for the Offer (the "Co-Dealer Managers"), at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase.

Neither Trammell Crow Company, its Board of Directors, the Co-Dealer Managers, the Depositary nor the Information Agent makes any recommendation to you as to whether to tender all or any shares or as to the purchase price at which you tender your shares. You must make your own decision as to whether to tender shares and, if so, how many shares to tender and at what price or prices. In so doing, you should read carefully the information in this offer to purchase and the related letter of transmittal, including our reasons for making the Offer. We have been advised that none of our directors or executive officers intends to tender shares pursuant to the Offer.

        The Co-Dealer Managers for the Offer are:

Banc of America Securities LLC
Morgan Stanley

September 3, 2004

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	ii
FORWARD-LOOKING STATEMENTS	iii
SUMMARY TERM SHEET	iv
INTRODUCTION	1
THE OFFER	3
1. Number of Shares; Proration; Expiration Date	3
2. Tenders by Holders of Fewer than 100 Shares	4
3. Procedures for Tendering Shares	5
4. Withdrawal Rights	9
5. Acceptance for Payment of Shares and Payment of Purchase Price	10
6. Conditional Tender of Shares	11
7. Conditions of the Offer	12
8. Extension of the Offer; Termination; Amendments	13
9. Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals	14
10. Price Range of Shares	15
11. Source and Amount of Funds	15
12. Information About Trammell Crow Company; Recent Developments	16
13. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock	18
14. Legal Matters; Regulatory Approvals	28
15. U.S. Federal Income Tax Considerations	28
16. Fees and Expenses	32
17. Miscellaneous	32

        We have not authorized any persons to give any information or to make any recommendation or representation in connection with the Offer other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, you must not rely on any such recommendation or any such information or representations as having been authorized by us, our board of directors, the Co-Dealer Managers, the Information Agent or the Depositary. You should assume that the information appearing in this offer to purchase and the documents incorporated by reference in this offer to purchase is accurate only as of the date of this offer to purchase or the date of those documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        The Offer is not being made to, nor will we accept any tender of shares from or on behalf of, stockholders in any jurisdiction in which the making of the Offer or the acceptance of any tender of shares would not comply with the laws of such jurisdiction. In our discretion, however, we may take such action as we deem necessary for us to make the Offer in any such jurisdiction and extend the Offer to stockholders in such jurisdiction. In any jurisdiction whose securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by

i

the Co-Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

IMPORTANT

        If you wish to tender all or any part of your shares, you should either (i) (a) complete and sign a letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to the Depositary, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (ii) request a broker, bank or other fiduciary to effect the transaction for you. If your shares are registered in the name of a broker, bank or other fiduciary, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (i) your share certificates are not immediately available or cannot be delivered to the Depositary, (ii) you cannot comply with the procedure for book-entry transfer, or (iii) you cannot deliver the other required documents to the Depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

        Holders or beneficial owners of shares under the Trammell Crow Company Retirement Savings Plan or the Trammell Crow Company Employee Stock Purchase Plan (if such shares are not, at the time of tender, subject to any restrictions on transferability) who wish to tender any of such shares in the tender offer must follow the separate instructions and procedures described in Section 3.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. Our SEC filings are also available on our website at www.trammellcrow.com. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information about the public reference room. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

        This offer to purchase is part of a Tender Offer Statement on Schedule TO, which we filed with the SEC on September 3, 2004 pursuant to Section 13(e) of the Exchange Act and the rules and regulations thereunder. We urge you to review this Tender Offer Statement.

        Additionally, the rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings (File No. 1-13531)	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004 Quarter ended June 30, 2004
Current Reports on Form 8-K	August 3, 2004; September 2, 2004

        We incorporate by reference the documents listed above and any additional documents that we may file with the SEC between the date of this offer to purchase and the expiration of the Offer. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Investor Relations, Trammell Crow Company, 2001 Ross Ave., Suite 3400, Dallas, Texas 75201, (214) 863-3000. Please be sure to include your complete name and address in the request.

FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this offer to purchase and any documents incorporated by reference herein, including without limitation statements containing the words "believe," "anticipate," "forecast," "will," "may," "expect," "envision," "project," "budget," "target," "estimate," "should," "intend," "foresee," "look for," "chance" and words of similar import, are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, our performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other matters include, but are not limited to:

  •
  the timing of individual transactions;

  •
  our ability to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale;

  •
  our ability to compete effectively in the international arena;

  •
  our ability to retain our major customers and renew our contracts;

  •
  our ability to attract new user and investor customers;

  •
  our ability to manage fluctuations in net earnings and cash flow which could result from our participation as a principal in real estate investments;

  •
  our ability to continue to pursue our growth strategy;

  •
  our ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions;

  •
  our ability to compete in highly competitive national and local business lines; and

  •
  our ability to attract and retain qualified personnel in all areas of our business (particularly senior management).

        In addition, our ability to achieve certain anticipated results will be subject to other factors affecting our business that are beyond our control, including but not limited to general economic conditions (including the cost and availability of capital for investment in real estate and customers' willingness to make real estate commitments), the effect of government regulation on the conduct of our business and the threat of terrorist acts and war. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as may be required by law. Reference is hereby made to disclosures contained under the heading "Risk Factors" in "Item 1. Business" of our Annual Report on Form 10-K for the year ended December 31, 2003.

SUMMARY TERM SHEET

        We are providing this Summary Term Sheet for your convenience. It highlights the most material terms of the Offer, but you should realize that it does not describe all of the details of the Offer to the same extent as described elsewhere in this offer to purchase and in the related letter of transmittal. We urge you to read this entire offer to purchase and the related letter of transmittal because they include the full details of the Offer. We have included references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        Trammell Crow Company, a Delaware corporation, is offering to purchase your shares of Common Stock.

How many shares will Trammell Crow Company purchase in the Offer?

        We are offering to purchase up to 4,444,444 shares of our Common Stock. We reserve the right, in our sole discretion, to purchase more than 4,444,444 shares in the Offer, but do not currently plan to do so. If more than 4,444,444 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for shares held by owners of "odd lots," which will be purchased on a priority basis. For more information about the number of shares that will be purchased, see Section 1, "Number of Shares; Proration; Expiration Date."

How much will Trammell Crow Company pay me for my shares and how will I be paid?

        We are conducting the Offer through a procedure commonly called a modified "Dutch Auction."

  •
  This procedure allows you to select the price within a specified price range at which you are willing to sell your shares. The price range for the Offer is $13.50 to $15.75 per share.

  •
  We will determine the lowest single per share price within the price range that will allow us to purchase 4,444,444 shares or, if fewer shares are tendered, all shares tendered.

  •
  All shares purchased will be purchased at the same price, even if you have tendered your shares at a lower price, but no shares will be purchased above the purchase price determined by us.

  •
  If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the letter of transmittal indicating that you will accept the purchase price determined by us under the terms of the Offer. However, making this election will still not assure you that the tender of all of your shares will be accepted for payment. Note that this election could result in your shares being purchased at the minimum price of $13.50 per share.

  •
  If your shares are purchased in the Offer, you will be paid the purchase price, net in cash without interest thereon, as soon as practicable after the expiration date of the Offer and the acceptance of the shares for payment. Under no circumstances will we pay interest on the purchase price.

How will Trammell Crow Company pay for the shares?

        We expect to fund our purchase of shares in the Offer, and to pay related fees and expenses, with available cash on hand and amounts borrowed under our revolving credit facility. See Section 11, "Source and Amount of Funds."

What is the purpose of the Offer?

        We are making this Offer because we believe that the repurchase of shares is consistent with our long-term goal of increasing earnings per share and maximizing shareholder value. We believe that the repurchase of shares pursuant to the Offer is a prudent use of our investment funds. We expect that the repurchase of shares in the Offer will be accretive to future earnings per share for stockholders who do not sell their shares in the Offer. In addition, the Offer will afford stockholders of record the opportunity to dispose of shares without paying certain transaction costs usually associated with a market sale. For more information on the purpose of the Offer, see Section 9, "Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals."

Does Trammell Crow Company encourage me to participate in the Offer?

        Neither we, our Board of Directors, the Co-Dealer Managers, the Depositary nor the Information Agent makes any recommendation to you as to whether to tender all or any shares or as to the purchase price at which you tender your shares. You must make your own decision whether to tender shares and if so, how many shares to tender and at what price or prices.

Will Directors, Executive Officers and Affiliates participate in the Offer?

        We have been advised by our directors, executive officers and persons known by us to be our affiliates that they do not intend to participate in the Offer. See Section 13, "Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock."

What should I do if I wish to participate in the Offer?

        To tender shares you hold of record, before the Offer expires:

  •
  you must deliver your stock certificates and a properly completed and duly executed BLUE letter of transmittal to the Depositary at one of the addresses set forth on the back cover of this offer to purchase; or

  •
  the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed BLUE letter of transmittal; or

  •
  you must comply with the guaranteed delivery procedures described in Section 3, "Procedures for Tendering Shares."

To tender shares held for your benefit through a broker, bank or other fiduciary, you will need to follow the instructions you receive from that institution. If you have acquired beneficial ownership of your shares through the Trammell Crow Company Employee Stock Purchase Plan (the "ESPP"), the Trammell Crow Company Long-Term Incentive Plan (the "Long-Term Incentive Plan"), the Trammell Crow Company 1997 Stock Option Plan (the "1997 Plan"), or pursuant to equity compensation awards granted outside of our equity compensation plans, and hold your shares directly and without restrictions, you need to comply with one of the procedures described above if you wish to tender such shares. If you hold ESPP shares through an account with the servicing agent for the ESPP (the "Servicing Agent") you will need to comply with separate instructions and procedures provided by the Servicing Agent. The provisions of the ESPP require that you must have held shares purchased through the ESPP for more than six months before you may sell such shares, including through participation in the Offer. Shares issued under the Long-Term Incentive Plan for which the restrictions have not lapsed may not be tendered.

        If you beneficially own shares through the Trammell Crow Company Retirement Savings Plan (the "401(k) Plan") and you wish to tender such shares, you will need to follow the separate instructions and procedures discussed herein and should also read the separate tax provisions applicable to

v

participants in such plans. The tender of such shares will require plan participants to take actions that are subject to deadlines occurring prior to the Expiration Date. For more information on how to participate in the Offer, see Section 3, "Procedures for Tendering Shares."

How do holders of vested but unexercised stock options for shares of Common Stock participate in the tender offer?

        If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable award and tender your shares received upon such exercise in accordance with the procedures described in this offer to purchase. Holders of vested stock options are cautioned that they may have difficulty securing delivery of certificates representing shares issued pursuant to vested stock options in a time period sufficient to allow the tender of those shares prior to the Expiration Date. In addition, holders of vested options are cautioned that any exercise of an option will be irrevocable, even if the shares issued upon the exercise of such option and tendered are withdrawn or not accepted for purchase in the Offer for any reason.

Why did I receive different colored documents in my packages of Offer materials?

        Some of the documents sent in your packages of Offer materials are color-coded to correspond with the different manners in which you hold or may acquire beneficial ownership in shares of Common Stock. You may have received one or more of the following color-coded documents:

If you receive a:	Then:
BLUE letter of transmittal	You are the record holder of shares, your shares are held of record by another party (such as a broker, bank or other fiduciary) for your benefit outside the 401(k) Plan or you are the holder of vested options to purchase Common Stock.
YELLOW 401(k) Plan instruction letter	Shares of Common Stock are held for your benefit in an account under the 401(k) Plan.

        You will receive separate packages containing a separate color-coded document for each of the manners described above in which you hold shares. These are not duplicates, so please do not discard them.

What, if anything, should I do if I do not wish to participate in the Offer?

        If you wish to retain all of your shares, you need not take any action.

Can I change my mind after I tender my shares?

        Yes. You may withdraw any tender in writing at any time before the expiration date of the Offer. If you change your mind again, you can re-tender your shares by following the tender procedures before the Offer expires. If you wish to change the price at which you have tendered your shares, you must withdraw and re-tender at such price. See Section 4, "Withdrawal Rights."

Are there any material conditions upon Trammell Crow Company's obligation to complete the Offer?

        The Offer is not subject to a condition that a minimum number of shares are tendered. However, we are not required to accept for payment, purchase or pay for any shares tendered if certain events occur (or have been determined by us to have occurred). The most significant of these events are:

  •
  Any legal proceeding or governmental action relating to the Offer is threatened, initiated or pending.

  •
  Any failure by us to receive any regulatory approval necessary for the Offer to be completed.

  •
  Any legal proceeding or governmental action that we determine could have a material adverse effect on us is threatened, initiated or pending.

  •
  (i) Anyone (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares (other than as disclosed in certain filings made with the SEC prior to September 1, 2004), (ii) any person or group that prior to September 1, 2004 had disclosed its ownership in a public filing with the SEC shall have acquired, or proposed to acquire, beneficial ownership of more than 2% of our outstanding shares or (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities.

  •
  A decline of 10% or more in the market price of our stock, the Dow Jones Industrial Average, the S&P 500 or the NYSE or Nasdaq Composite Indexes.

  •
  Certain disruptions or changes affecting the United States or its securities, banking or financial markets or institutions shall have occurred.

  •
  Any tender or exchange offer with respect to the shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity.

  •
  Any change shall occur or, in our judgment, be threatened with respect to the business, condition (financial or otherwise), income, operations, stock ownership or prospects of us and our subsidiaries (taken as a whole).

        See Section 7, "Conditions of the Offer" for complete descriptions of the conditions to the Offer.

When will the Offer expire? Can it be extended?

        The Offer will expire at 12:00 midnight, New York City time, on Friday, October 1, 2004, unless we extend it, as we have the right to do for any reason. We refer to the date and time that the Offer expires as the "Expiration Date." Your shares must be tendered validly on or prior to the Expiration Date in order for you to participate in the Offer. See Section 1, "Number of Shares; Proration; Expiration Date," and Section 8, "Extension of the Offer; Termination; Amendments." If a broker, bank or other fiduciary holds your shares, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, bank or other fiduciary to find out their deadline.

How will I be notified if the Offer is extended?

        If the Offer is extended, we will issue a press release no later than the next business day after the Offer otherwise would have expired. See Section 8, "Extension of the Offer; Termination; Amendments."

In what order will tendered shares be purchased? Will tendered shares be prorated?

  •
  First, we will purchase shares from all holders of "odd lots" of less than 100 shares (not including any shares held pursuant to the 401(k) Plan) who properly tender all of their shares, and do not properly withdraw such shares, at or below the selected purchase price; and

  •
  Second, after purchasing all shares from the "odd lot holders," we will then purchase shares from all other tendering stockholders tendered at or below the selected purchase price and not properly withdrawn, on a pro rata basis, subject to the conditional tender provisions described in Section 6, "Conditional Tender of Shares."

        Consequently, all of the shares that you tender in the Offer may not be purchased even if they are tendered at or below the purchase price.

Will I have to pay taxes if Trammell Crow Company purchases my shares in the Offer?

        Your sale of shares pursuant to the Offer, other than shares held pursuant to the 401(k) Plan, will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The sale of shares will be taxed either as a "sale or exchange" or as a dividend.

        The tender of shares held in an account under the 401(k) Plan for cash will not be a taxable transaction for federal income tax purposes.

        For a discussion of the material federal income tax consequences of the Offer, see Section 15, "U.S. Federal Income Tax Considerations."

Will I have to pay any fees or commissions?

        If you hold your shares in certificated form and tender your shares directly to the Depositary, you will not have to pay any fees or commissions. If you hold your shares through a broker, bank or other fiduciary you should consult with them to determine whether you will be charged any fees for tendering such shares in the Offer.

What is the recent market price of my shares?

        On September 1, 2004, the last full trading day before we announced the Offer, the closing price per share of our common stock as reported on the NYSE was $13.42. See Section 10, "Price Range of Shares."

If I decide not to tender, how will the Offer affect my shares?

        If we purchase shares pursuant to the Offer, stockholders who choose not to tender will own a greater percentage interest in our outstanding Common Stock following the completion of the Offer.

Who can help answer any questions I have?

        If you have any questions, you should contact our Information Agent, Mellon Investor Services LLC, or one of the Co-Dealer Managers, Banc of America Securities LLC or Morgan Stanley & Co. Incorporated, at the addresses and telephone numbers set forth on the back cover of this offer to purchase.

To the Holders of Common Stock of Trammell Crow Company:

INTRODUCTION

        Trammell Crow Company hereby offers to purchase up to 4,444,444 shares of our common stock, par value $0.01 per share (the "Common Stock"), at a price not greater than $15.75 nor less than $13.50 per share, net to the seller in cash without interest thereon. We will determine a single per share price (not greater than $15.75 nor less than $13.50 per share) that we will pay for shares validly tendered pursuant to the Offer and not properly withdrawn (the "Purchase Price"), taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Purchase Price will be the lowest price that will enable us to purchase 4,444,444 shares (or such lesser number of shares as is validly tendered) pursuant to the Offer. We will purchase all shares validly tendered at prices at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date (as defined in Section 1), subject to the terms and conditions set forth in this offer to purchase and the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements thereto, as the "Offer."

        If you tender directly to the Depositary shares you hold of record, you will not be obligated to pay fees, commissions or stock transfer taxes on our purchase of shares pursuant to the Offer. However, a tendering stockholder who holds shares through a broker, bank or other fiduciary, including a discount broker, may be required by such institution to pay a service fee or other charge. In addition, any tendering stockholder or other payee who does not have a Form W-9 or a Form W-8 on file with the Depositary may be subject to a required federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3.

        We will pay the fees of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated as the Co-Dealer Managers of the Offer, and the fees and expenses of Mellon Investor Services LLC as the Depositary and Information Agent for the Offer, U.S. Trust Company, National Association, as independent fiduciary for the 401(k) Plan with respect to the Offer (the "Independent Fiduciary"), and the Servicing Agent. Additionally, Lazard Frères & Co. LLC will receive a fee in connection with advisory services provided in connection with this Offer. See Section 16.

        Some of the documents sent in your package of Offer materials are color-coded to correspond with the different manners in which you hold or may acquire beneficial ownership in shares of Common Stock. BLUE letters of transmittal relate to all shares you hold of record, shares that are held of record by another party (such as a broker, dealer or other fiduciary) for your benefit outside the 401(k) Plan or shares underlying vested options to purchase Common Stock. YELLOW 401(k) Plan instruction letters relate to shares held for your benefit through the 401(k) Plan.

        If you wish to tender shares you hold of record, including shares acquired through the ESPP, the Long-Term Incentive Plan or the 1997 Plan and any shares issued to you after the date of this offer to purchase upon the exercise of vested options, you must properly complete and execute a BLUE letter of transmittal and deliver to the Depositary the letter of transmittal and the stock certificates representing the tendered shares (or comply with the book-entry delivery or guaranteed delivery procedures). To tender shares held for your benefit through a broker, bank or other fiduciary, including the Servicing Agent under the ESPP, you will need to follow the instructions you receive from that institution.

        401(k) Plan participants may cause to be tendered some or all of the shares held through their 401(k) Plan account by executing a YELLOW 401(k) Plan instruction letter and returning the instruction letter to the Independent Fiduciary. If the Independent Fiduciary has not received a participant's YELLOW 401(k) Plan instruction letter at least four business days prior to the Expiration Date, the Independent Fiduciary may not instruct the 401(k) Plan trustee to tender any shares held for the participant's benefit under the 401(k) Plan. Proceeds received from any tender of shares held by a participant through the 401(k) Plan will be initially invested under the terms of such plan in accordance with the participant's current investment elections for salary deferrals, except that no such proceeds will be used to purchase shares of Common Stock for such participant's account. Any such proceeds subsequently may be transferred by the participant to other investment funds as permitted by the 401(k) Plan.

        Participants in the 401(k) Plan, the ESPP, the Long-Term Incentive Plan and the 1997 Plan who wish to tender in the Offer any shares held under such plans should read the description of certain tax provisions that may be applicable to such participants described in Section 15.

        The Offer is not conditioned upon any minimum number of shares being tendered. It is, however, subject to other conditions. See Section 7. We reserve the right to waive any or all conditions of the Offer, other than those that are legally mandated.

        Our Board of Directors has approved the Offer. However, neither Trammell Crow Company, its Board of Directors, the Co-Dealer Managers, the Depositary nor the Information Agent makes any recommendation to you as to whether to tender all or any shares or as to the purchase price at which you tender your shares. You must make your own decision whether to tender shares and, if so, how many shares to tender and at what price or prices. We have been advised that no executive officer or director intends to tender shares in the Offer.

        As of August 31, 2004, we had issued and outstanding 37,839,106 shares of our Common Stock. The 4,444,444 shares that we are offering to purchase represent approximately 11.7% of the issued and outstanding Common Stock as of August 31, 2004. We will hold in treasury or retire the shares that we purchase pursuant to the Offer.

        Our Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "TCC." On September 1, 2004, the last full trading day before we announced the Offer, the reported closing price of our Common Stock on the NYSE was $13.42 per share. You should obtain a current market quotation for the Common Stock before tendering any shares in the Offer.

THE OFFER

1.     Number of Shares; Proration; Expiration Date

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and purchase up to 4,444,444 shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn as described in Section 4) at a price (determined in the manner set forth below) not greater than $15.75 nor less than $13.50 per share in cash, net to the seller without interest thereon. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, October 1, 2004, unless we extend the Offer. If we extend the Offer, the term "Expiration Date" will mean the date and time to which we extend it. We describe our right to extend, terminate or amend the Offer in Section 8. If the Offer is oversubscribed as described below, only shares tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date will be eligible for proration.

        We will determine the Purchase Price taking into account the number of shares tendered and the prices specified by tendering stockholders. The Purchase Price will be the lowest price that will enable us to purchase 4,444,444 shares (or such lesser number of shares as is validly tendered and not properly withdrawn) pursuant to the Offer. We reserve the right to purchase more than 4,444,444 shares at the selected Purchase Price pursuant to the Offer, but do not currently plan to do so. The Offer is not conditioned on any minimum number of shares being tendered.

        In accordance with instruction 5 of the letter of transmittal, each stockholder who wishes to tender shares must specify the price (not greater than $15.75 nor less than $13.50 per share) at which such stockholder is willing to have us purchase such shares. As promptly as practicable following the Expiration Date, we will determine the Purchase Price (which will not be greater than $15.75 nor less than $13.50 per share) that we will pay for shares validly tendered pursuant to the Offer and not properly withdrawn on or prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders. All shares not purchased pursuant to the Offer, including shares withdrawn or tendered at prices greater than the Purchase Price and shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense as promptly as practicable following the Expiration Date.

        If any of the conditions described in Section 7 is not satisfied or waived, we will not complete the Offer and we will promptly return all tendered shares. If all such conditions described in Section 7 have been satisfied or waived and, if 4,444,444 or fewer shares have been validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date, we will purchase all such shares. If the conditions described in Section 7 have been satisfied or waived and more than 4,444,444 shares have been validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date, we will purchase shares in the following order of priority:

        (a)   all such shares owned beneficially or of record by a person owning an aggregate of fewer than 100 shares (not including any shares held pursuant to the 401(k) Plan) (an "Odd Lot Owner") who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the box captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

        (b)   after purchase of all of the foregoing shares, subject to the conditional tender provisions described in Section 6, all other such shares on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional shares).

        If proration of the tendered shares is required, this creates difficulty in determining the number of shares validly tendered (including shares tendered by the guaranteed delivery procedure described in Section 3 and as a result of the "odd lot" procedure described in Section 2 and conditional tender procedure described in Section 6). In this case, we will announce the final proration factor and the preliminary results of the Offer by press release, and will commence payment for any shares purchased pursuant to the Offer, as promptly as practicable after the Expiration Date. Proration for each stockholder tendering shares other than Odd Lot Owners will be based on the ratio of the number of shares tendered by such stockholder at or below the Purchase Price to the total number of shares tendered by all stockholders other than Odd Lot Owners at or below the Purchase Price. This ratio will be applied to stockholders tendering shares other than Odd Lot Owners to determine the number of shares we will purchase from such stockholders pursuant to the Offer.

        If, as a result of the number of shares tendered and any stockholders' election to make a conditional tender of such shares, the number of shares to be purchased from a stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn, except as described in Section 6, and all shares tendered by such stockholder will be returned as promptly as practicable after the Expiration Date at our expense.

        Subject to applicable SEC regulations, we reserve the right, in our sole discretion, to change the terms of the Offer, including, but not limited to, purchasing more or less than 4,444,444 shares in the Offer. If:

  •
  we increase or decrease the price of the Offer, we decrease the number of shares being sought or we increase the number of shares being sought and the increase exceeds 2% of the outstanding shares; and

  •
  the Offer is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease;

then we will extend the Offer until the expiration of that ten business day period. A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        We also expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and issuing a press release no later than the next business day after the Offer would have expired. There can be no assurance, however, that we will exercise our right to extend the Offer. We will not pay any interest on the Purchase Price of the shares we purchase, regardless of any extension of the Offer or any delay in making such payment. See Section 8.

        As described in Section 15, the number of shares we will purchase from you may affect the U.S. federal income tax consequences to you, and therefore may be relevant to your decision whether to tender shares. Stockholders may designate the order in which their shares shall be purchased in the event less than all of the shares tendered are purchased as a result of proration. This right of designation is not available, however, with respect to 401(k) Plan Shares (as such term is defined in Section 2).

        Copies of this offer to purchase, the letter of transmittal and notice of guaranteed delivery are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose name, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Tenders by Holders of Fewer than 100 Shares

        All shares validly tendered at or below the Purchase Price by or on behalf of persons who own beneficially or of record an aggregate of fewer than 100 shares (not including shares held pursuant to the 401(k) Plan ("401(k) Plan Shares")) that are not properly withdrawn on or prior to the Expiration

Date will be accepted before proration, if any, of the purchase of other tendered shares. See Section 1. Partial tenders will not qualify for this preference, and it is not available to beneficial or record holders of 100 or more shares, even if such holders have separate stock certificates representing fewer than 100 shares. This preference is also not available for any 401(k) Plan Shares. By accepting the Offer and tendering shares directly to the Depositary, a stockholder owning beneficially or of record fewer than 100 shares will avoid the payment of brokerage commissions and any applicable odd lot discount payable in a sale of such shares in a transaction effected on a securities exchange. However, a tendering stockholder who holds shares through a broker, bank or other fiduciary, including a discount broker, may be required by such institution to pay a service fee or other charge.

        Because of the large number of shares held in the names of brokers and nominees, we are unable to estimate the number of beneficial owners of fewer than 100 shares or the aggregate number of shares they own. Any beneficial or record owners of fewer than 100 shares (not including any 401(k) Plan Shares) who wishes to tender all of his, her or its shares pursuant to this section should complete the box captioned "Odd Lots" on the letter of transmittal (for shares held of record by such stockholder) or the equivalent on the instructions to such stockholder's broker, bank or other fiduciary (for shares held on such stockholder's behalf) and, if applicable, on the notice of guaranteed delivery.

3.     Procedures for Tendering Shares

        Proper Tender of Shares.    In order for shares you hold of record to be validly tendered in the Offer, on or prior to the Expiration Date either:

  •
  the Depositary must receive a properly completed and duly executed letter of transmittal at one of its addresses set forth on the back cover of this offer to purchase, along with certificates representing the shares to be tendered; or

  •
  the tendering stockholder must comply with either the book-entry delivery or guaranteed delivery procedures described below.

        If a broker, bank or other fiduciary holds your shares, it is likely that they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to promptly contact your broker, bank or other fiduciary to find out their applicable deadline.

        In accordance with Instruction 5 of the letter of transmittal, in order to tender shares you hold of record pursuant to the Offer, you must either (a) check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined by Dutch Auction" or (b) check one of the boxes in the section of the letter of transmittal captioned "Shares Tendered at Price Determined by Stockholder."

        If you wish to maximize the chance that your shares will be purchased at the relevant Purchase Price you should check the box on the letter of transmittal captioned "Shares Tendered at Price Determined by Dutch Auction." Note that this election could result in your shares being purchased at the minimum price of $13.50 per share. If you wish to indicate a specific price (in increments of $0.25) at which your shares are being tendered you must check a box under the section captioned "Shares Tendered at Price Determined by Stockholder" of the letter of transmittal in the table labeled "Price (in Dollars) Per Share at Which Shares are Being Tendered." If you wish to tender shares at more than one price you must complete separate letters of transmittal for each price at which you tender such shares. You cannot tender the same shares at more than one price. If you wish to change the price at which you have tendered your shares, you must withdraw and re-tender at a different price.

        A tender of shares will be proper if, and only if, on the letter of transmittal either the box in the section captioned "Shares Tendered at Price Determined by Dutch Auction" or one of the boxes in the section captioned "Shares Tendered at Price Determined by Stockholder" is checked.

        You may tender shares subject to the condition that a specified minimum number of shares be purchased. If you desire to make such a conditional tender, you should so indicate in the box captioned "Conditional Tender" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. It is your responsibility to determine the minimum number of shares to be purchased. You should consult your tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6 and 15.

        Book-entry Delivery.    The Depositary will establish an account with respect to the shares at the Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or facsimile thereof, together with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of a letter of transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such terms against the participant.

        Guaranteed Delivery.    If you desire to tender shares pursuant to the Offer and cannot deliver certificates for your shares and all other required documents to the Depositary on or prior to the Expiration Date or you cannot comply with the procedure for book-entry transfer in a timely manner, such shares may nevertheless be tendered if all of the following conditions are met:

        (i)    such tender is made by or through an Eligible Institution (as defined below);

        (ii)   a properly completed and duly executed notice of guaranteed delivery substantially in the form we provided (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii)  the certificates for the tendered shares (or a Book-Entry Confirmation relating to such shares), together with a properly completed and duly executed letter of transmittal (or facsimile thereof) and any other documents required by the letter of transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the Expiration Date.

        The notice of guaranteed delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

        Risk of Delivery.    The method by which you deliver your completed letter of transmittal and all other required documents is at your option and risk. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry

Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. You should allow sufficient time to ensure that your letter of transmittal and all other required documents will be received by the Depositary on or before the Expiration Date.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 and is a participant or member of the Securities Transfer Agents Medallion Program or such other Medallion signature guarantee program as may be acceptable to us (each of the foregoing, an "Eligible Institution"). Signatures on a letter of transmittal need not be guaranteed if (a) the letter of transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the letter of transmittal. If a certificate representing shares is registered in the name of a person other than the signer of a letter of transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

        U.S. Federal Income Tax Withholding.    Any tendering U.S. stockholder or other U.S. payee who does not have a Form W-9 or an appropriate Form W-8 on file with the Depositary may be subject to U.S. federal income tax backup withholding equal to 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. To avoid such federal income tax backup withholding, each U.S. stockholder must notify the Depositary of such stockholder's correct taxpayer identification number and provide certain other information by properly completing the substitute Form W-9 included in the letter of transmittal or otherwise establish an applicable exemption. Foreign stockholders may be required to submit a properly completed Form W-8, certifying non-U.S. status, in order to avoid backup withholding. We will also withhold U.S. federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign stockholder or such stockholder's agent, unless we determine that a reduced rate of withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. You should consult your tax adviser regarding your qualification for exemption from withholding.

        Determination of Validity, Rejection of Shares, Waiver of Conditions or Defects, No Obligation To Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of shares we determine not to be in proper form or the acceptance for payment of or payment for which may be unlawful. We also reserve the right to waive any or all of the conditions of the Offer, subject to applicable law and regulations, or any defect or irregularity in any tender of shares. Our interpretation of the terms of the Offer, including the instructions to the letter of transmittal, will be final and binding. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defect or irregularity in connection with tenders must be cured within such time as we may determine. None of Trammell Crow Company, the Co-Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

        Acceptance of Tender Constitutes an Agreement.    Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and us upon the terms, and subject to the conditions, of the Offer, as well as your representation and warranty to us that:

  •
  you have a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act; and

  •
  your tender of shares complies with Rule 14e-4.

        It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

  •
  has a net long position equal to or greater than the amount tendered in (i) the shares, or (ii) securities immediately convertible into, or exchangeable or exercisable for, the shares; and

  •
  will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Special Instructions for Shares Issued or Issuable Pursuant to Our Benefit and Incentive Compensation Plans.

        401(k) Plan Shares.    Participants in the 401(k) Plan desiring to tender any 401(k) Plan Shares pursuant to the Offer must instruct the Independent Fiduciary to cause such shares to be tendered by properly completing, duly executing and returning to the Independent Fiduciary the YELLOW 401(k) Plan instruction letter. The Independent Fiduciary will instruct the 401(k) Plan trustee to aggregate all such tenders and to execute one or more letters of transmittal, as necessary, on behalf of all 401(k) Plan participants desiring to tender shares credited to their accounts in the 401(k) Plan. Delivery of a BLUE letter of transmittal by a participant in the 401(k) Plan with respect to any 401(k) Plan Shares does not constitute proper tender of such shares. Proper tender of any 401(k) Plan Shares can only be made by the 401(k) Plan trustee, who is the record owner of such shares. The 401(k) Plan trustee will only execute such letters of transmittal upon receipt of written instructions from the Independent Fiduciary. The deadline for submitting YELLOW 401(k) Plan instruction letters to the Independent Fiduciary is the fourth business day prior to the Expiration Date. If you desire to tender non-401(k) Plan Shares as well as 401(k) Plan Shares, you must properly complete and duly execute a BLUE letter of transmittal for the non-401(k) Plan Shares and deliver such letter of transmittal directly to the Depositary (or follow the guaranteed delivery or book-entry delivery procedures with respect to such non-401(k) Plan Shares), as well as follow the special instructions provided for directing the tender of 401(k) Plan Shares. Any questions regarding tender of 401(k) Plan Shares should be directed to the Independent Fiduciary.

        ESPP Shares.    Participants in the ESPP that hold ESPP Shares directly may tender some or all of such shares by properly completing and duly executing a BLUE letter of transmittal for such ESPP Shares and delivering such letter of transmittal directly to the Depositary (or follow the guaranteed delivery or book-entry delivery procedures with respect to such ESPP Shares). Participants that hold ESPP Shares through accounts with the Servicing Agent for the ESPP may tender some or all shares allocated to the participant's account in the ESPP by following the separate instructions and procedures provided by the Servicing Agent. The provisions of the ESPP require that you must have held shares purchased through the ESPP more than six months before you may sell such shares, including through participation in the Offer.

        Restricted Shares.    Participants to whom "restricted" shares of Common Stock have been issued under the Long-Term Incentive Plan or pursuant to equity compensation awards granted outside of our equity compensation plans will not be able to tender such shares unless the restrictions on transfer of such shares (imposed by the terms of the Long-Term Incentive Plan or by the terms of the award agreement relating to such shares) have expired. If a participant holds certificates representing shares the restrictions on which have expired ("Unrestricted Shares"), the participant may tender some or all of such Unrestricted Shares by properly completing and duly executing a BLUE letter of transmittal for such shares and delivering such letter of transmittal directly to the Depositary (or follow the guaranteed delivery procedures with respect to such shares).

        Shares Issuable Pursuant to Vested Options.    Holders of vested but unexercised options granted under the Long-Term Incentive Plan or the 1997 Plan or pursuant to equity compensation awards granted outside of our equity compensation plans may exercise their vested options and, upon the issuance of a certificate representing shares issuable pursuant to stock options, tender such shares by executing a BLUE letter of transmittal and delivering such letter of transmittal and stock certificate to the Depositary in accordance with the instructions contained therein. However, participants are cautioned that they may have difficulty securing delivery of certificates representing shares issuable pursuant to stock options in a time period sufficient to allow the tender of the shares prior to the expiration of the Offer. In addition, participants are cautioned that any exercise of an option will be irrevocable, even if the shares issued upon the exercise of such option and tendered are not accepted for purchase in the Offer for any reason. You should consult your tax advisors with respect to the effect of exercising your options to participate in the Offer. See Section 15.

        Lost, Stolen, Destroyed or Mutilated Certificates.    If certificates representing shares to be tendered have been lost, stolen, destroyed or mutilated, you must complete the box captioned "Description of Shares Tendered" on the letter of transmittal, indicating the number of shares the certificates for which have been so lost, stolen, destroyed or mutilated. You will then be instructed by the Depositary as to the steps that must be taken in order to replace the certificates. You may be required to post a bond to secure against the risk that the certificate is subsequently presented by a third party. In order to avoid delay, you should contact the Depositary at one of its telephone numbers set forth on the back cover of this offer to purchase.

        Stockholders must deliver certificates representing shares, together with a properly completed and duly executed letter of transmittal, including any signature guarantees, or an Agent's Message, and any other required documents to the Depositary and not to Trammell Crow Company or the Co-Dealer Managers. Trammell Crow Company and the Co-Dealer Managers will not forward any such documents to the Depositary and delivery to Trammell Crow Company or the Co-Dealer Managers will not constitute a proper tender of shares.

4.     Withdrawal Rights

        You may withdraw tendered shares at any time before the Expiration Date. Thereafter such tenders are irrevocable, except that they may be withdrawn after November 1, 2004, if they have not been accepted for payment as described in this offer to purchase.

        To be effective, the Depositary must receive a written notice of withdrawal at one of its addresses set forth on the back cover of this offer to purchase prior to the Effective Date. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn. If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares. Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered by again following one of the procedures described in Section 3 at any time on or prior to the Expiration Date.

        Participants in the 401(k) Plan and the ESPP who wish to withdraw previously tendered shares held in those plans must follow the instructions and procedures set forth in the materials provided to such participants by the Independent Fiduciary or the Servicing Agent, as applicable.

        We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination will be final and binding. None of Trammell Crow Company, the Co-Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give you notice of any defects or irregularities in any notice of withdrawal, and neither we nor they will incur any liability for failure to give any such notice.

        If we extend the Offer, or if we are delayed in our purchase of shares or unable to purchase shares in the Offer for any reason, the Depositary, subject to applicable law, may retain all tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Under no circumstances will we pay interest on the Purchase Price. If we have not accepted tendered shares for payment as provided in this Offer to Purchase by 12:00 midnight, New York City time, on November 1, 2004, you may withdraw your tendered shares.

5.     Acceptance for Payment of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, we will determine the Purchase Price, taking into account the number of shares tendered and the prices specified by the tendering stockholders, announce the Purchase Price and (subject to the odd lot tender, proration and conditional tender provisions of the Offer) accept for payment and pay for shares validly tendered at or below the Purchase Price. Thereafter, payment for all shares validly tendered on or before the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for shares (or of a Book-Entry Confirmation with respect to such shares), a properly completed and duly executed letter of transmittal or facsimile thereof, and any other required documents.

        For purposes of the Offer, we will be deemed to have accepted for payment and purchased shares that are validly tendered and not properly withdrawn when we give oral or written notice to the Depositary of our acceptance of such shares for payment in the Offer. We refer to the date and time of acceptance as the "Acceptance Date."

        We will pay for shares we accept in the Offer by depositing the aggregate Purchase Price for those shares with the Depositary. The Depositary, in turn, will distribute the appropriate payment amount to you with respect to those shares. Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered or if proration is required.

        If we are delayed in our acceptance for payment of or payment for shares or are unable to accept for payment or pay for shares pursuant to the Offer for any reason, the Depositary, subject to applicable law, may retain all tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in Section 4. We will not pay interest by reason of any delay in paying for any shares or otherwise.

        We will not accept shares tendered in the Offer unless and until the conditions specified in Section 7 have been satisfied or waived.

        We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 to the Letter of Transmittal.

        Certificates for all shares not purchased will be returned (or, in the case of shares tendered by book-entry transfer, such shares will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable without expense to you.

6.     Conditional Tender of Shares

        Under certain circumstances and subject to the exceptions set forth in Section 1, we may prorate the number of shares purchased pursuant to the Offer. As discussed in Section 15, the number of shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. Each stockholder is urged to consult with his or her own tax advisor. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of such holder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any such shares so tendered are purchased. Any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such letter of transmittal or, if applicable, in the notice of guaranteed delivery. However, this right to tender conditionally is not available with respect to tenders of 401(k) Plan Shares.

        If you wish to make a conditional tender you must calculate and appropriately indicate such minimum number of shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a letter of transmittal, notice of guaranteed delivery or Agent's Message) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all shares tendered by such stockholder pursuant to such letter of transmittal, notice of guaranteed delivery or Agent's Message will be returned as promptly as practicable thereafter.

        If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of shares to be purchased to fall below 4,444,444, then, to the extent feasible, we will select enough of such conditional tenders that would otherwise have been so withdrawn to permit us to purchase 4,444,444 shares (or such less number of shares as is validly tendered at prices not greater than $15.75 nor less than $13.50 per share). In selecting among such conditional tenders, we will select by random lot and will limit our purchase in each case to the designated minimum number of shares to be purchased.

7.     Conditions of the Offer

        We will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for, and we may delay the acceptance for payment of or the payment for, any tendered shares, and may amend or terminate the Offer, if any of the following events have occurred prior to the time we accept shares for payment:

  •
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that directly or indirectly (i) challenges our acquisition of shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in our judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the Offer's contemplated benefits to us;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our judgment, could directly or indirectly (i) make our acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the Offer to us or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

  •
  it shall have been publicly disclosed or we shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in Schedule 13D or 13G on file with the SEC prior to September 1, 2004), (ii) any such person or group that prior to September 1, 2004 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares representing 2% or more of our outstanding Common Stock or (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;

  •
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any decline of 10% or more in the market price of our Common Stock, the Dow Jones Industrial Average, the Standard and Poor's Index of 500 Industrial Companies or the NYSE or the Nasdaq Composite Index from the close of business on September 1, 2004, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could, in our judgment, have a material adverse effect on our business, condition (financial or other), income, operations, prospects or otherwise materially impair in any way the contemplated future conduct of our business, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism, (vi) material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (vii) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our judgment, might affect the extension of credit by banks or other lending institutions in the United States, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our judgment, a material acceleration or worsening thereof;

  •
  a tender or exchange offer with respect to some or all of the shares of our Common Stock (other than the Offer), or a merger, acquisition or other business combination proposal for us, shall have been proposed, announced, or made by any person;

  •
  there shall have occurred any event or events that have resulted, or may in our judgment result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of us and our subsidiaries, taken as a whole; or

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our judgment;

and, in our judgment, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to any such condition, and we may waive such condition in whole or in part, at any time and from time to time, in our sole discretion, whether or not any other condition of the Offer is also waived. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time. Any determination we make concerning the events described above will be final and binding on all parties.

8.     Extension of the Offer; Termination; Amendments

        Upon the terms of the Offer, we will accept for purchase all shares validly tendered and not withdrawn by 12:00 midnight, New York City time, on Friday, October 1, 2004, or if we extend the Offer, the latest date and time to which the Offer is extended. We reserve the right to extend the Offer on a daily basis or for any period or periods we may determine in our discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release no later than 9:00 a.m., New York City time, the next business day following the previously scheduled Expiration Date. During any extension of the Offer, all shares previously tendered and not withdrawn will remain subject to the Offer.

        We also reserve the right:

  •
  to delay payment for any shares not paid for, or to terminate the Offer and not to accept for payment any shares not accepted for payment, upon the occurrence of any of the conditions specified in Section 7; or

  •
  at any time or from time to time to amend the Offer, including increasing the number of shares we may purchase or increasing or decreasing the price per share we may pay in the Offer.

        Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If:

  •
  we increase or decrease the offer price, we decrease the number of shares being sought or we increase the number of shares being sought and the increase exceeds 2% of the outstanding shares; and

  •
  the Offer is scheduled to expire at any time earlier than the end of the tenth business day after the date that we first publish, send or give notice of such an increase or decrease;

then we will extend the Offer until the expiration of that ten business day period.

        We will follow any such extension, delay, termination or amendment as promptly as practicable with a public announcement. We will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

9.     Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals

        Purpose of the Offer.    We believe that the repurchase of shares at this time pursuant to the Offer is consistent with our long-term goal of increasing earnings per share and maximizing stockholder value. We also believe that the repurchase of shares pursuant to the Offer is a prudent use of our investment funds. We expect that the repurchase of shares in the Offer will be accretive to future earnings per share for stockholders who do not sell their shares in the Offer.

        Certain Effects of the Offer.    We will initially hold the shares we acquire in the Offer in treasury. Shares that we hold in treasury will be available for us to retire or to issue without further stockholder action, except as required by applicable law or the applicable rules of the NYSE for purposes such as the acquisition of other businesses, the raising of additional capital for use in our business and the distribution of stock dividends and awards under our various benefit and incentive compensation plans. We do not currently plan to use any shares we purchase in the Offer for any other purpose.

        From time to time, we may acquire shares, in addition to those we purchase in the Offer, on the open market, in privately negotiated transactions, through tender offers, mergers or otherwise, in amounts, at prices and at times as we may determine. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than in the Offer, until at least ten business days after the Expiration Date. Any future purchases would depend on many factors, including the market price of our stock, our business and financial position, alternative investment opportunities available to us and general economic and market conditions. Any such purchases may be on the same terms as, or on terms more or less favorable than, those of the Offer.

        The Offer will afford to stockholders who are considering the sale of all or a portion of their shares the opportunity to determine the price at which they are willing to sell their shares, and, if such shares are in certificated form and tendered directly to the Depositary and we accept such shares for purchase, to dispose of shares without certain transaction costs usually associated with a market sale. By tendering shares directly to the Depositary, the Offer will also allow qualifying stockholders owning beneficially or of record fewer than 100 shares (not including 401(k) Plan Shares) to avoid the payment of brokerage commissions and any applicable odd lot discount payable on a sale of shares in a transaction effected on a securities exchange. Correspondingly, our costs for servicing the accounts of odd lot holders will be reduced. See Section 2.

        As of August 31, 2004, we had issued and outstanding 37,839,106 shares (not including 11,293 shares held in treasury) and had reserved 7,259,686 shares for issuance under our various equity compensation plans or pursuant to equity compensation awards granted outside of our equity compensation plans. Of the reserved shares, 6,210,273 shares were issuable upon exercise of outstanding stock options. The 4,444,444 shares that we are offering to purchase represent 11.7% of the shares issued and outstanding as of such date and approximately 10.3% of the shares on a diluted basis (assuming the exercise of all outstanding vested stock options).

        If you determine not to accept the Offer and we purchase shares pursuant to the Offer, you will obtain a proportionate increase in your ownership interest in Trammell Crow Company. After consummation of the Offer, if the number of shares outstanding remains constant thereafter, increases or decreases in net income will likely be reflected in greater increases or decreases in earnings per share than is presently the case because of the smaller number of shares outstanding thereafter.

        Our board of directors has approved the Offer. However, neither we, our board of directors, the Co-Dealer Managers, the Depositary nor the Information Agent makes any recommendation to you as to whether to tender all or any shares or as to the purchase price at which you should tender your shares, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in the offer and to consult your own investment and tax advisors. You must make your own decision whether to tender shares, and, if so, how many shares to tender and at what price or prices.

        Plans or Proposals.    Our board of directors is seeking to increase the number of our independent directors and is actively searching for qualified individuals to serve as independent directors.

10.   Price Range of Shares

        The Common Stock is listed and principally traded on the NYSE under the symbol "TCC." The following table sets forth the high and low sales prices of the Common Stock on the NYSE Composite Tape for the fiscal quarters indicated.

	HIGH	LOW
Year Ended December 31, 2002;
Quarter Ended March 31, 2002	$15.17	$11.10
Quarter Ended June 30, 2002	$15.85	$13.07
Quarter Ended September 30, 2002	$14.45	$9.36
Quarter Ended December 31, 2002	$10.34	$8.40
Year Ended December 31, 2003;
Quarter Ended March 31, 2003	$9.67	$7.75
Quarter Ended June 30, 2003	$10.68	$7.75
Quarter Ended September 30, 2003	$13.05	$10.50
Quarter Ended December 31, 2003	$14.15	$11.30
Year Ended December 31, 2004
Quarter Ended March 31, 2004	$14.52	$13.25
Quarter Ended June 30, 2004	$14.30	$12.25
Quarter Ended September 30, 2004 (through September 1, 2004)	$14.25	$12.51

        On September 1, 2004, the last full trading day prior to our announcement of the Offer, the reported closing price of our Common Stock on the NYSE was $13.42 per share. You should obtain a current market quotation for our Common Stock prior to tendering any shares in this Offer.

11.   Source and Amount of Funds

        Assuming that 4,444,444 shares are tendered in the Offer at a price of $15.75, the aggregate purchase price will be approximately $70 million. We expect that expenses for the Offer will be approximately $0.8 million.

        We anticipate that we will obtain the funds necessary to purchase shares tendered in the Offer, and to pay related expenses, primarily through available cash on hand and from borrowings under our $150,000,000 revolving credit facility pursuant to the Credit Agreement, dated as of June 28, 2002 (the "Credit Agreement"), among us, Bank of America, N.A., as administrative agent, and other lenders from time to time party to the revolving credit facility. Under the terms of the revolving credit facility, we can obtain loans which are base rate loans or eurodollar rate loans. A base rate loan bears interest at a base rate plus a margin up to 0.75% depending on our leverage ratio. The base rate is the higher of the prime lending rate announced from time to time by the administrative agent or an average federal funds rate plus 0.5%. A eurodollar rate loan bears interest at the eurocurrency rate plus a margin, which ranges from 1.75% to 2.5%, depending upon our leverage ratio. The revolving credit facility contains various covenants such as the maintenance of minimum equity, liquidity, revenues, interest coverage ratios and fixed charge ratios. The revolving credit facility also includes restrictions on recourse indebtedness and total indebtedness, restrictions on liens and certain restrictions on investments and acquisitions that can be made by us. In addition, we may not pay dividends, repurchase Common Stock, or make other distributions on account of our Common Stock exceeding 50% of our previous year's net income before depreciation and amortization. The revolving credit facility contains customary representations and warranties, covenants and events of default applicable to each borrowing under the revolving credit facility. The revolving credit facility is guaranteed by certain of our significant subsidiaries and is secured by a pledge of the capital stock of such significant subsidiaries and a pledge of certain intercompany indebtedness. At September 1, 2004, we had no outstanding borrowings under the revolving credit facility.

        We have entered into the First Amendment (the "First Amendment") of the Credit Agreement to allow us to repurchase shares in the Offer and incur debt to provide part of the funding for the Offer. The Credit Agreement and the First Amendment are each filed as exhibits to the Tender Offer Statement on Schedule TO of which this offer to purchase is a part. See "Where You Can Find More Information." We intend to repay any amounts borrowed under the revolving credit facility for the purchase of shares tendered in the Offer from net cash provided by operations. We believe that these funds are sufficient to purchase shares tendered in the Offer and have no alternative financing plans.

        We will incur increased indebtedness in connection with the Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on us, including but not limited to the following: (i) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, or any such financing may not be available on terms favorable to us; (ii) a substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes; (iii) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (iv) our ability to withstand competitive pressures could be limited; and (v) our level of indebtedness could make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business and economic conditions.

        Our ability to repay amounts borrowed under the revolving credit facility and to meet our other debt service and other obligations (including compliance with financial covenants) will depend upon future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other factors, certain of which are beyond our control. These factors could include those described in this offer to purchase under "Forward-Looking Information."

12.   Information About Trammell Crow Company; Recent Developments

        Information About Trammell Crow Company.    We are one of the largest diversified commercial real estate service companies in the United States. We deliver a comprehensive range of services to leading multinational corporations, institutional investors and other users of real estate services. In the United States, we are a leading provider of commercial property and facilities management services, commercial property brokerage and transaction management services, commercial property development and construction services and project management services. In addition to our full service offices located throughout the United States, we have offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to users of commercial real estate. We deliver brokerage services outside the United States through strategic alliances with leading providers—in Europe and Asia, through Savills plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. We are headquartered in Dallas, Texas, and were founded in 1948 by Mr. Trammell Crow.

        We deliver four core services—building management services, brokerage services, project management services and development services—to both user and investor customers. Our business is organized under two separate national leadership structures. The Global Services Group includes substantially all of the building management services, brokerage services, and project management services delivered to both user and investor customers. Substantially all of our real estate development, capital markets and investment activities are conducted through our Development and Investment Group.

        Within the Global Services segment, with approximately 6,100 full-time equivalent ("FTE") employees, we provide services to user customers, including multinational corporations, hospitals and universities, who are typically the primary occupants of commercial properties, and investor customers that are not typically the primary occupants of the commercial properties with respect to which services are performed. The building management services provided to user customers consist primarily of facilities management, which entails providing comprehensive day-to-day occupancy related services, principally to large corporations, healthcare systems and other users that occupy commercial facilities in multiple locations. These services include administration and day-to-day maintenance and repair of customer-occupied facilities. Brokerage services provided to user customers include corporate advisory services such as portfolio management and tenant representation. Project management services provided to user customers include facility planning and project management, such as construction oversight, space planning, site consolidations, facilities design, and workplace moves, adds, and changes. The building management services provided to investor customers include property management services relating to all aspects of building operations, tenant relations and oversight of building improvement processes. Brokerage services provided to investor customers include project leasing and investment sales services whereby we advise buyers, sellers and landlords in connection with the leasing and sale of office, industrial and retail space, and land. Project management services provided to investor customers include construction management services such as space planning and tenant finish and coordination.

        Within the Development and Investment segment, encompassing approximately 190 FTE employees, we provide development activities and services to both investor and user customers—both those pursuant to which we take an ownership position and those pursuant to which we provide development services for others on a fee basis. We provide comprehensive project development services and acquire and dispose of commercial real estate projects. The development services provided include financial planning, site acquisition, procurement of approvals and permits, design and engineering coordination, construction bidding and management, tenant finish coordination, project closeout and project finance coordination. We will continue to focus our efforts in this area on risk-mitigated opportunities for investor customers and fee development and build-to-suit projects for user customers, including those in higher education and healthcare. From time to time we may pursue development and investment activities, including opportunistic property acquisitions and new development, for our own account. With an organization comprised of professionals dedicated fully to development and investment activities, we are positioned to pursue and execute new development business, particularly programmatic business with our large investor customers, and exploit niche market opportunities.

        The foregoing description of our business is qualified in its entirety by a more detailed discussion contained in our Annual Report on Form 10-K for the year ended December 31, 2003, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, in our Current Reports on Form 8-K filed with the SEC on August 3, 2004 and September 2, 2004 and in our other filings made with the SEC pursuant to the Exchange Act, all of which are incorporated by reference into this offer to purchase. See "Where You Can Find More Information."

        Our principal executive offices are located at 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201 and our telephone number is (214) 863-3000.

        Recent Developments.    On September 1, 2004, we updated our earnings guidance for 2004 to reflect certain significant identified transactions that have progressed to the point that there is a reasonable chance they will close and contribute significantly to profit in 2004. See our Current Report on Form 8-K filed with the SEC on September 2, 2004 which is incorporated by reference into this offer to purchase.

13. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock

Beneficial Ownership of Directors and Executive Officers

        As of August 31, 2004, all of our directors and executive officers as a group (15 persons) owned beneficially an aggregate of 5,414,105 shares (including an aggregate of 2,210,617 shares that may be acquired pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof and 26,130 performance units which may be settled in Common Stock), or approximately 13.5% of the shares then outstanding (assuming the exercise of all such outstanding stock options and performance units). We have been advised that no director or executive officer intends to tender shares pursuant to the Offer. If we purchase 4,444,444 shares pursuant to the Offer and no director or officer tenders shares, the percentage of the outstanding shares owned beneficially by all of our directors and executive officers as a group would increase to approximately 16.2% of the shares then outstanding (including for this purpose, shares that may be acquired by such directors and executive officers pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof).

        The following table shows the amount of our shares beneficially owned by our directors and executive officers as of August 31, 2004. Column three of the table below reflects ownership percentages as of August 31, 2004. Column four of the table below reflects ownership percentages after giving effect to the Offer, assuming we purchase 4,444,444 shares and that none of our directors or executive officers tender any shares (as we have been notified by our directors and executive officers).

Name of Director or Executive Officer	Amount and Nature of Beneficial Ownership		Percent of Class as of August 31, 2004	Percent of Class After Offer (Assuming Purchase of 4,444,444 Shares and No Director or Executive Officer Tenders)
J. McDonald Williams	845,906	(1)	2.2%	2.5%
Robert E. Sulentic	777,291	(2)	2.0%	2.3%
William F. Concannon	689,046	(3)	1.8%	2.0%
John A. Stirek	490,024	(4)	1.3%	1.5%
Matthew S. Khourie	434,704	(5)	1.1%	1.3%
James R. Groch	427,781	(6)	1.1%	1.3%
T. Christopher Roth	347,532	(7)	*	1.0%
E. Stevenson Belcher	323,613	(8)	*	1.0%
Derek R. McClain	279,249	(9)	*	*
Diane S. Paddison	278,847	(10)	*	*
Michael J. Lafitte	266,018	(11)	*	*
Rowland T. Moriarty	115,338	(12)	*	*
James R. Erwin	54,438	(13)	*	*
Jeffrey M. Heller	45,438	(14)	*	*
Curtis F. Feeny	38,880	(15)	*	*

Total for all directors and executive officers	5,414,105		13.5%	15.2%

*
Less than one percent

(1)
Includes 52,327 shares that may be acquired upon the exercise of options that currently are exercisable.

(2)
Includes 23,000 shares owned by Mr. Sulentic's wife and 365,102 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 160,000 unvested shares of restricted stock which Mr. Sulentic cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(3)
Includes 325,790 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. Concannon cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(4)
Includes 187,015 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. Stirek cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(5)
Includes 85,250 shares held by a family limited partnership in which Mr. Khourie and his wife are the general partners and Mr. Khourie's children are the limited partners. Also includes 76,662 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 78,000 unvested shares of restricted stock which Mr. Khourie cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(6)
Includes 14,313 shares held in trust for the benefit of Mr. Groch's family members. Mr. Groch is the trustee of the trust. Also includes 208,265 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes

  100,000 unvested shares of restricted stock which Mr. Groch cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(7)
Includes 182,276 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. Roth cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(8)
Includes 63,640 shares held in trust for the benefit of Mr. Belcher's family members. Also includes 159,697 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. Belcher cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(9)
Includes 153,547 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. McClain cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(10)
Includes 208,847 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 70,000 unvested shares of restricted stock which Ms. Paddison cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(11)
Includes 146,775 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. Lafitte cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(12)
Includes 37,925 shares that may be acquired upon the exercise of options that currently are exercisable, 2,000 shares of Common Stock held indirectly by a non-issuer profit sharing plan, 3,000 shares of Common Stock held indirectly by a non-issuer money purchase plan, and 36,939 shares held in various trusts for the benefit of Dr. Moriarty's wife and children. Dr. Moriarty disclaims beneficial ownership of all securities held in his wife's and children's trusts. Also includes 7,513 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in up to five annual installments, and (c) upon Dr. Moriarty's termination of services, completion of a stated number of years or a date specified by Dr. Moriarty.

(13)
Includes 37,925 shares that may be acquired upon the exercise of options that currently are exercisable. Also includes 7,513 performance units which may be settled (a) in cash or in Common Stock, (b) in a single lump sum or in up to five annual installments, and (c) upon Mr. Erwin's termination of services, completion of a stated number of years or a date specified by Mr. Erwin.

(14)
Includes 37,925 shares that may be acquired upon the exercise of options that currently are exercisable. Also includes 7,513 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in up to five annual installments, and (c) upon Mr. Heller's termination of services, completion of a stated number of years or a date specified by Mr. Heller.

(15)
Includes 4,750 shares held in trust for the benefit of Mr. Feeny, his wife and his children and 30,539 shares that may be acquired immediately upon the exercise of options that currently are exercisable. Also includes 3,591 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in up to five annual installments, and (c) upon Mr. Feeny's termination of services, completion of a stated number of years or a date specified by Mr. Feeny.

        Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we, nor any associate or subsidiary of ours, nor, to the best of our knowledge, any of our directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving shares of Common Stock during the sixty days before the date hereof.

Stockholders' Agreement

        On December 1, 1997, Trammell Crow Company, Crow Family Limited Partnership, L.P. ("Crow Family"), CFH Trade-Names, L.P. ("CFH") and Mr. J. McDonald Williams entered into a Stockholders' Agreement, pursuant to which we agreed, subject to certain limitations and under certain circumstances, to register for sale shares of Common Stock that are held by certain parties thereto (collectively, the "Registrable Securities"). Of the shares of Common Stock issued in connection with our formation, 9,369,035 were Registrable Securities. The Stockholders' Agreement provides that Crow Family and Mr. Williams may require us upon written notice to register for sale such Registrable Securities (a "Demand Registration"), provided that we have no obligation to effect more than six underwritten Demand Registrations and shall only be obligated to effect the sixth underwritten Demand Registration if all remaining Registrable Securities of Crow Family are to be registered and the total amount of Registrable Securities to be included in any underwritten Demand Registration has a market value of at least $25 million. We have no obligation to (i) effect an underwritten Demand Registration within nine months (or file such registration statement within seven months) after the effective date of the immediately preceding Demand Registration or (ii) effect a shelf Demand Registration within twelve months (or file such registration statement within ten months) after such effective date. In addition, we are only required to register a number of shares of Common Stock for sale pursuant to a shelf Demand Registration that is less than or equal to five times the amount limitation prescribed by Rule 144 of the Securities Act of 1933. The holders of Registrable Securities may request an unlimited number of shelf Demand Registrations.

        The Stockholders' Agreement also provides that, subject to certain exceptions, in the event we propose to file a registration statement with respect to an offering of any class of equity securities, other than certain types of registrations, we will offer the holders of Registrable Securities the opportunity to register the number of Registrable Securities they request to include (a "Piggyback Registration"), provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration exceeds the maximum amount that can be marketed at a price reasonably related to the current market price of the Common Stock or without materially and adversely affecting the offering. We will generally be required to pay all of the expenses of Demand Registrations and Piggyback Registrations, other than underwriting discounts and commissions; provided, however, that only 50% of the expenses of underwritten Demand Registrations will be borne by us after the first three such Demand Registrations and all road show expenses in connection with any Demand Registration will be borne by the holders of Registrable Securities.

Employment Agreements

        We have entered into employment agreements with Robert E. Sulentic, Chairman of the Board, President and Chief Executive Officer; William F. Concannon, Vice Chairman; James R. Groch, President, Strategy and Corporate Development; Michael J. Lafitte, President, Global Services; Derek R. McClain, Chief Financial Officer; T. Christopher Roth, President, Development and Investment—Eastern Operations; and John A. Stirek, President, Development and Investment—Western Operations; and Diane S. Paddison, National Director, Client Services. Following is a summary of certain material terms of these employment agreements.

        Robert E. Sulentic.    Mr. Sulentic's employment agreement became effective October 17, 2003, with the initial term ending December 31, 2006. The agreement automatically renews for additional one-year terms each December 31 unless either we or Mr. Sulentic provides a notice of termination. The Employment Agreement provides that Mr. Sulentic will receive an annual base salary in accordance with our customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, or decrease in the same manner and to the same extent that the annual base salary of other senior executives are decreased. Mr. Sulentic is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Mr. Sulentic is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by us without cause or he terminates his employment with good reason.

        If we experience a change in control and Mr. Sulentic's employment is terminated on or within two years thereafter by us without cause, by Mr. Sulentic for good reason, or upon our election not to renew Mr. Sulentic's employment, Mr. Sulentic is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of three times (a) Mr. Sulentic's highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Sulentic's mean annual bonus for the preceding three years plus one-half of Mr. Sulentic's current annual bonus target; (ii) cash payments in the amounts of (a) the unvested portion of any matching contribution account under our 401(k) Plan, and (b) three times our matching contribution under our 401(k) Plan for the calendar year prior to the year in which the termination occurs; (iii) continuing coverage under our health plan for three years, with the active employee cost to be paid by Mr. Sulentic; (iv) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives payable when such incentive bonuses are paid to other senior executives; (v) expenses for enrollment in an outplacement program for up to 12 months; and (vi) continued vesting of all awards granted after a change in control under our Long-Term Incentive Plan for a period of two years. Mr. Sulentic also may terminate his employment no later than the seventh calendar month following a change in control and receive the compensation and benefits described above. Upon a change in control, all awards held by Mr. Sulentic pursuant to our equity incentive plans will automatically vest and become exercisable. The employment agreement provides that Mr. Sulentic may not compete with us or solicit our employees, or interfere with certain of our business relationships, during his employment with us and for 15 months after termination in the event the termination is by us for cause, by Mr. Sulentic without good reason, or due to a non-renewal election by Mr. Sulentic within two years after a change in control.

        William F. Concannon.    Mr. Concannon's employment agreement became effective November 24, 2003, with the initial term ending on March 31, 2006, and automatically renews for additional one-year terms each March 31 unless either we or Mr. Concannon provides a notice of termination. The employment agreement provides that Mr. Concannon will receive an annual base salary in the amount of $310,000, subject to increase at any time by the Board of Directors, and annual bonus payments up to 175% of his annual base salary. Mr. Concannon is also entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Mr. Concannon is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by us without cause or he terminates his employment with good reason.

        If we experience a change in control and Mr. Concannon's employment is terminated on or within two years thereafter by us without cause or by Mr. Concannon for good reason, Mr. Concannon is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of one and one-half times (a) Mr. Concannon's highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Concannon's mean annual bonus for the preceding three years plus one-half of Mr. Concannon's current annual bonus target; (ii) continuing coverage under our health plan for two and one-half years, with the active employee cost to be paid by Mr. Concannon; (iii) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives payable when such incentive bonuses are paid to other senior executives; and (iv) continued vesting of all awards granted after a change in control under our Long-Term Incentive Plan for a period of twelve months. Upon a change in control, all awards held by Mr. Concannon pursuant to our equity incentive plans will automatically vest and become exercisable.

        The employment agreement provides that Mr. Concannon may not compete with us or solicit our employees, or interfere with certain of our business relationships, during his employment with us and for 12 months after termination in the event the termination is by us for cause, by Mr. Concannon without good reason, or due to a non-renewal election by Mr. Concannon within one year after a change in control.

        James R. Groch.    Mr. Groch's employment agreement became effective October 17, 2003, with an initial term ending on December 31, 2006, and automatically renews for additional one-year terms each December 31 unless either we or Mr. Groch provides a notice of termination. The Employment Agreement provides that Mr. Groch will receive an annual base salary payable in accordance with our customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, and subject to decrease in the same manner and to the same extent that the annual base salary of other senior executives is decreased. Mr. Groch is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Mr. Groch is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by us without cause or he terminates his employment with good reason. If we experience a change in control and Mr. Groch's employment is terminated on or within two years thereafter by us without cause, by Mr. Groch for good reason or upon our election not to renew Mr. Groch's employment, Mr. Groch is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of two and one-half times (a) Mr. Groch's highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Groch's mean annual bonus for the preceding three years plus one-half of Mr. Groch's current annual bonus target; (ii) cash payments in the amounts of (a) the unvested portion of any matching contribution account under our 401(k) Plan, and (b) two and one-half times our matching contribution under our 401(k) Plan for the calendar year prior to the year in which the termination occurs; (iii) continuing coverage under our health plan for two and one-half years, with the active employee cost to be paid by Mr. Groch; (iv) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives payable when such incentive bonuses are paid to other senior executives; (v) expenses for enrollment in an outplacement program for up to 12 months; and (vi) continued vesting of all awards granted after a change in control under our Long Term Incentive Plan for a period of 18 months. Mr. Groch also may terminate his employment no later than the seventh calendar month following a change in control and receive the compensation and benefits described above. Upon a change in control, all awards held by Mr. Groch pursuant to our equity incentive plans will automatically vest and become exercisable.

        The employment agreement provides that Mr. Groch may not compete with us or solicit our employees, or interfere with certain of our business relationships, during his employment with us and for 12 months after termination in the event the termination is by us for cause, by Mr. Groch without good reason, or due to a non-renewal election by Mr. Groch within two years after a change in control.

        Michael J. Lafitte.    Mr. Lafitte's employment agreement became effective January 9, 2004, with an initial term ending on December 31, 2006, and automatically renews for additional one-year terms each December 31 unless either we or Mr. Lafitte provides a notice of termination. The Employment Agreement provides that Mr. Lafitte will receive an annual base salary payable in accordance with our customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, and subject to decrease in the same manner and to the same extent that the annual base salary of other senior executives is decreased. Mr. Lafitte is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Mr. Lafitte is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by us without cause or he terminates his employment with good reason. If we experience a change in control and Mr. Lafitte's employment is terminated on or within two years thereafter by us without cause or by Mr. Lafitte for good reason, Mr. Lafitte is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of two and one-half times (a) Mr. Lafitte's highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Lafitte's mean annual bonus for the preceding three years plus one-half of Mr. Lafitte's current annual bonus target; (ii) cash payments in the amounts of (a) the unvested portion of any matching contribution account under our 401(k) Plan, and (b) two and one-half times our matching contribution under our 401(k) Plan for the calendar year prior to the year in which the termination occurs; (iii) continuing coverage under our health plan for two and one-half years, with the active employee cost to be paid by Mr. Lafitte; (iv) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives payable when such incentive bonuses are paid to other senior executives; (v) expenses for enrollment in an outplacement program for up to 12 months; and (vi) continued vesting of all awards granted after a change in control under our Long Term Incentive Plan for a period of 18 months. If we experience a change in control and Mr. Lafitte's employment is terminated on or within two years thereafter upon our election not to renew Mr. Lafitte's employment, Mr. Lafitte is entitled to receive in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (x) a pro-rated bonus based on Mr. Lafitte's annual base salary and the average percentage of annual cash incentive bonus paid to members of the Executive Officer Committee, and (y) any severance or separation benefits provided generally us to the members of the Executive Officer Committee under its general policies in effect at that time. Upon a change in control, all awards held by Mr. Lafitte pursuant to our equity incentive plans will automatically vest and become exercisable. The employment agreement provides that Mr. Lafitte may not compete with us or solicit our employees, or interfere with certain of our business relationships, during his employment with us and for 12 months after termination in the event the termination is by us for cause or by Mr. Lafitte without good reason.

        Derek R. McClain.    Mr. McClain's employment agreement became effective October 17, 2003, with an initial term ending on December 31, 2006, and has terms substantially similar to the employment agreement between us and Mr. Groch described above.

        T. Christopher Roth.    Mr. Roth's employment agreement became effective April 6, 2004, with an initial term ending on December 31, 2006, and automatically renews for additional one-year terms each December 31 unless either we or Mr. Roth provides a notice of termination. The Employment Agreement provides that Mr. Roth will receive an annual base salary payable in accordance with our customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, and subject to decrease in the same manner and to the same extent that the annual base salary of other senior executives is decreased. Mr. Roth is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Mr. Roth is entitled to certain termination payments in the event that, prior to a change in control, he is terminated by us without cause or he terminates his employment with good reason. If we experience a change in control and Mr. Roth's employment is terminated on or within two years thereafter by us without cause, by Mr. Roth for good reason or upon our election not to renew Mr. Roth's employment, Mr. Roth is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of two and one-half times (a) Mr. Roth's highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Roth's mean annual bonus for the preceding three years plus one-half of Mr. Roth's current annual bonus target; (ii) cash payments in the amounts of (a) the unvested portion of any matching contribution account under our 401(k) Plan, and (b) two and one-half times our matching contribution under our 401(k) Plan for the calendar year prior to the year in which the termination occurs; (iii) continuing coverage under our health plan for two and one-half years, with the active employee cost to be paid by Mr. Roth; (iv) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives payable when such incentive bonuses are paid to other senior executives; (v) expenses for enrollment in an outplacement program for up to 12 months; and (vi) continued vesting of all awards granted after a change in control under our Long Term Incentive Plan for a period of 18 months. Upon a change in control, all awards held by Mr. Roth pursuant to our equity incentive plans will automatically vest and become exercisable.

        The employment agreement provides that Mr. Roth may not compete with us or solicit our employees, or interfere with certain of our business relationships, during his employment with us and for 12 months after termination in the event the termination is by us for cause, by Mr. Roth without good reason, or due to a non-renewal election by Mr. Roth within two years after a change in control.

        John A. Stirek.    Mr. Stirek's employment agreement became effective March 2, 2004, with an initial term ending on December 31, 2006, and has terms substantially similar to the employment agreement between us and Mr. Roth described above.

        Dianne S. Paddison.    Ms. Paddison's employment agreement became effective April 27, 2004, with an initial term ending on December 31, 2006, and automatically renews for additional one-year terms each December 31 unless either we or Ms. Paddison provides a notice of termination. The Employment Agreement provides that Ms. Paddison will receive an annual base salary payable in accordance with our customary payroll practices for executive officers, subject to increase at any time by the Board of Directors, and subject to decrease in the same manner and to the same extent that the annual base salary of other senior executives is decreased. Ms. Paddison is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion, and is entitled to participate in our compensation, retirement, health and welfare benefit plans applicable to our executive officers. Ms. Paddison is entitled to certain termination payments in the event that, prior to a change in control, she is terminated by us without cause or she terminates her employment with good reason.

        If we experience a change in control and Ms. Paddison's employment is terminated on or within two years thereafter by us without cause or by Ms. Paddison for good reason, or upon our election not to renew Ms. Paddison's employment, Ms. Paddison is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (i) cash payments in the amounts of two times (a) Ms. Paddison's highest annual base salary for the preceding 12 months, and (b) one-half of Ms. Paddison's mean annual bonus for the preceding three years plus one-half of Ms. Paddison's current annual bonus target; (ii) cash payments in the amounts of (a) the unvested portion of any matching contribution account under our 401(k) Plan, and (b) two times our matching contribution under our 401(k) Plan for the calendar year prior to the year in which the termination occurs; (iii) continuing coverage under our health plan for two and one-half years, with the active employee cost to be paid by Ms. Paddison; (iv) a pro rated bonus payment based on the average percentage of annual cash incentive bonuses paid to our other senior executives payable when such incentive bonuses are paid to other senior executives; (v) expenses for enrollment in an outplacement program for up to 12 months; and (vi) continued vesting of all awards granted after a change in control under our Long Term Incentive Plan for a period of 18 months. Upon a change in control, all awards held by Ms. Paddison pursuant to our equity incentive plans will automatically vest and become exercisable. The employment agreement provides that Ms. Paddison may not compete with us or solicit our employees, or interfere with certain of our business relationships, during her employment with us and for 12 months after termination in the event the termination is by us for cause, by Ms. Paddison without good reason, or due to a non-renewal election by Ms. Paddison within two years after a change in control.

Equity Plans

        Our directors and executive officers participate in and receive awards under our equity plans, which are our Long-Term Incentive Plan, 1997 Plan, ESPP and 401(k) Plan. Following is a summary of certain material terms of these equity plans.

        Long Term Incentive Plan.    Our Long Term Incentive Plan offers an ownership interest in us through the distribution of awards including incentive stock options qualified as such under U.S. federal income tax laws, stock options that do not qualify as incentive stock options, stock appreciation rights, restricted stock awards, and performance units. The maximum aggregate number of shares of Common Stock that may be subject to awards under the Long Term Incentive Plan is 8,634,878. Through June 30, 2004, we had issued 2,269,610 shares of restricted stock (net of forfeitures) under the Long Term Incentive Plan. As of June 30, 2004, there were outstanding options to acquire an aggregate of 5,321,768 shares of Common Stock under the Long Term Incentive Plan. The exercise prices for such stock options range from $9.74 to $36.00. As of June 30, 2004, we had granted performance units representing the right to receive, at the election of the grantee, an aggregate of 29,721 shares of our Common Stock or cash in an amount equal to the fair market value of such shares of Common Stock on the distribution date or dates. During 2004, one grantee elected to receive cash for 3,591 of the performance units that have been granted under the Long Term Incentive Plan. At June 30, 2004, we had previously issued 143,092 shares of Common Stock upon the exercise of non-qualified stock options under the Long-Term Incentive Plan. Accounting for such previous exercises and the outstanding awards described in this paragraph, at June 30, 2004, the maximum number of shares that may be subject to future awards under the Long-Term Incentive Plan is 874,278. If any currently outstanding awards are forfeited in the future, the shares underlying such forfeited awards will become eligible for reissuance under the Long-Term Incentive Plan.

        If we experience a change in control and if approved by the Compensation Committee of the Board of Directors, (a) all outstanding stock options and stock appreciation rights will immediately vest and become exercisable by the holder, (b) the restriction period on all awards of restricted stock will immediately be accelerated and the restrictions will expire, (c) the target payout opportunity attainable under all performance units will be deemed to be fully earned for all performance periods and the holder will be paid (in cash within 30 days after the change in control for cash-based performance units and in stock upon the change in control for stock-based performance units) a pro rata portion of all associated targeted payout opportunities based on the number of complete and partial calendar months elapsed as of the date of the change in control. In the event that a change in control involves a merger or consolidation in which we are not the surviving entity or in which all of the outstanding shares of our capital stock are exchanged for shares of capital stock in another entity, or in the event a change in control involves a sale of substantially all of our assets, and in connection with the change in control securities, cash or property are issuable or deliverable in exchange for our capital stock, then the holders of awards granted under the Long-Term Incentive Plan will be entitled to receive (in a form appropriate for each particular form of award) the amount of securities, cash or property to which they would be entitled as if their particular award were in the form of our capital stock. In addition, under employment agreements with Messrs. Sulentic, Concannon, Groch, McClain, Stirek, Roth, Lafitte and Ms. Paddison, we have agreed that all awards held by these executive officers will automatically vest in full upon the occurrence of a change in control.

        1997 Plan.    In connection with our formation in 1997 as the successor to Trammell Crow Company, a Texas close corporation (the "Predecessor Company"), we agreed to assume the 1997 Plan, which had been adopted by the Predecessor Company. On August 1, 1997, the Predecessor Company granted to certain of its employees nonqualified stock options to acquire an aggregate of 1,626 shares of its common stock, which constitutes all shares authorized under the 1997 Plan. In connection with our formation, we assumed the Predecessor Company's obligations with respect to all such options, and we became obligated to issue up to an aggregate of 2,423,769 shares of Common Stock at a purchase price of $3.85 per share upon the exercise of such options. All of such options vested upon the closing of our initial public offering in November 1997 and became exercisable 30 days thereafter. The options expire on August 1, 2007, and are not contingent on continued employment with us. As of June 30, 2004, 1,503,547 shares of Common Stock had been issued upon the exercise of options pursuant to the 1997 Plan and 920,222 shares were the subject of outstanding awards under the 1997 Plan. No additional options will be granted under the 1997 Plan.

        ESPP.    We maintain the ESPP to encourage employees to become and remain our stockholders and to provide employees an opportunity to do so through payroll deductions. Purchases of stock under the ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986 (as amended, the "Code"). All regular full-time or part-time employees of us or any of our parent or subsidiary corporations (other than certain international employees) who are customarily employed at least 20 hours per week and at least 5 months per year are eligible to participate in the ESPP in an amount up to 10% of their annual compensation not to exceed 2,500 shares of Common Stock in any option period (which occur twice in each calendar year) or $25,000 worth of Common Stock in any calendar year, subject to other limitations imposed by Section 423(b) of the Code. Additionally, no employee may purchase stock pursuant to the ESPP if after the purchase the employee would own 5% or more of the voting power or value of all classes of stock of us or our subsidiaries. The purchase price per share at which shares of Common Stock are sold under the ESPP is an amount equal to 85% of the lower of the fair market value of Common Stock on the first day of the relevant option period or the fair market value on the last day of such option period. Employees may not sell stock purchased through the ESPP for a period of six months from the date of purchase. At June 30, 2004, approximately 6,300 employees of us and our subsidiaries were eligible to participate in the ESPP. A total of 2,000,000 shares of Common Stock are reserved for issuance and may be subject to outstanding awards under the ESPP. Through June 30, 2004, 841 eligible employees of us and our subsidiaries had elected to participate in the ESPP. Through June 30, 2004, participants had purchased an aggregate of 1,863,185 shares of Common Stock under the ESPP at a weighted average purchase price of $11.25 per share.

        401(k) Plan.    As of June 30, 2004, the total assets held by the 401(k) Plan were valued at approximately $175,274,127. Prudential Bank and Trust is the trustee for the assets held under the 401(k) Plan (other than certain life insurance policies held under a trust for which Robert A. James and Derek R. McClain are the trustees). Employees (including members of management) are eligible to make voluntary contributions under the 401(k) Plan which in some instances may range up to 100% of their annual compensation, subject to the applicable limitations in the Code. We are permitted to make a discretionary contribution to the 401(k) Plan each fiscal quarter which is allocated among participants as a matching contribution based on their contributions under the 401(k) Plan. Our current policy is to match up to the lesser of (i) 50% of all contributions up to 6% of an employee's compensation and (ii) $6,500 per year. The 401(k) Plan permits employees to direct investments of their accounts in Common Stock and among a selection of mutual funds. At June 30, 2004, approximately 1.5% of the 401(k) Plan assets consisted of Common Stock. The 401(k) Plan is intended to qualify as a profit sharing plan under Sections 401(a) and 401(k) of the Code.

No Other Contracts, Arrangements, Understandings or Relationships

        Neither we, nor to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option agreements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

14.   Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our acquisition of shares as contemplated in this Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares as contemplated in this Offer. Should any such approval or other action be required, we will make a good faith effort to obtain it. We cannot predict whether we will be required to delay the acceptance for payment of, or payment for, shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for shares are subject to conditions. See Section 7.

15.   U.S. Federal Income Tax Considerations

        In General.    The following summary describes the material United States federal income tax consequences relating to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with shares held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax exempt organizations, insurance companies, certain expatriates, dealers in securities or currencies, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes or stockholders that received their shares through the exercise of employee stock options or otherwise as compensation. Accordingly, you should consult your own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

For purposes of this discussion, a "U.S. stockholder" means a stockholder that is:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

  •
  an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

A "foreign stockholder" is a stockholder other than a U.S. stockholder or a entity treated as a partnership for U.S. federal income tax purposes. If an entity treated as partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

        Characterization of the Sale.    Your sale of shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to you may vary depending upon your particular facts and circumstances. Under Section 302 of the Code, your sale of shares to us pursuant to the Offer will be treated as a "sale or exchange" of such shares for United States federal income tax purposes (rather than as a "dividend" distribution by us with respect to the shares you hold) if the receipt of cash upon such sale (a) is "substantially disproportionate" with respect to your stockholdings, (b) results in a "complete redemption" of the shares you own, or (c) is "not essentially equivalent to a dividend" (each as described below).

        If any of the above three tests is satisfied, and the sale of the shares is therefore treated as a "sale or exchange" of such shares for United States federal income tax purposes, you would recognize gain or loss equal to the difference between the amount of cash you receive pursuant to the Offer and your tax basis in the shares sold pursuant to the Offer. Any such gain or loss will be capital gain or loss. You should consult your own tax advisors concerning the tax treatment of capital gains and losses.

        If none of the above three tests is satisfied, you would be treated as having received a dividend, to the extent of your share of our current and accumulated earnings and profits as described below, which would be includible in your gross income in an amount equal to the entire amount of cash you received pursuant to the Offer (without reduction for the tax basis of the shares sold pursuant to the Offer), and the tax basis of your shares sold pursuant to the Offer would be added to the basis in your remaining shares, if any.

        In determining whether any of the three tests under Section 302 of the Code is satisfied, you must take into account not only the shares which you actually own, but also shares which you constructively own within the meaning of Section 318 of the Code. Under Section 318 of the Code, you may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares which you have the right to acquire by exercise of an option or by conversion. You should be aware that because proration may occur in the Offer, even if all the shares you actually and constructively own are tendered pursuant to the Offer, we may purchase fewer than all of such shares. Thus, proration may affect whether your sale will meet any of the three tests under Section 302 of the Code. See Section 6 for information regarding your option to make a conditional tender of a minimum number of shares. You should consult your own tax advisor regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

        Section 302 Tests.    Your receipt of cash will be "substantially disproportionate" with respect to your stock holdings if the percentage of the outstanding shares you actually and constructively own immediately following your sale of shares pursuant to the Offer (treating as not outstanding all shares purchased by us pursuant to the Offer) is less than 80% of the percentage of the outstanding shares you actually and constructively own immediately before the sale of shares pursuant to the Offer (treating as outstanding all shares purchased by us pursuant to the Offer). You should consult your advisor with respect to the application of the "substantially disproportionate" test to your particular situation.

        Your receipt of cash will be a "complete redemption" of all your shares if either (a) all of the shares you actually and constructively own are sold pursuant to the Offer, or (b) all of the shares you actually own are sold pursuant to the Offer, the only shares you constructively own are actually owned by your family members and you effectively waive constructive ownership of all such constructively owned shares under the procedures described in Section 302(c)(2) of the Code.

        Even if your receipt of cash fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, you may nevertheless satisfy the "not essentially equivalent to a dividend"

test, if your sale of shares pursuant to the Offer results in a "meaningful reduction" in your interest in Trammell Crow Company. Whether your receipt of cash will be "not essentially equivalent to a dividend" will depend upon your individual facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Under this ruling, it is likely that a small minority stockholder who exercises no control over Trammell Crow Company, and all of whose actually and constructively owned shares are tendered at or below the Purchase Price, would satisfy the "not essentially equivalent to a dividend" test notwithstanding proration in the Offer. If you expect to rely on the "not essentially equivalent to a dividend" test, you should consult your own tax advisor as to its application in your particular situation.

        Corporate Stockholder Dividend Treatment.    Under current law, if a sale of shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a dividends-received deduction under Section 243 of the Code, subject to applicable limitations. However, it is expected that any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend would constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate stockholders should consult their own tax advisors as to the application of Section 1059 of the Code.

        Qualified Dividend Income.    Provided certain holding period requirements are met, non-corporate U.S. stockholders will generally be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received.

        Foreign Stockholders.    We will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign stockholder or such stockholder's agent, unless we determine that a reduced rate of withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder (a) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and we withheld at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States or that the foreign stockholder is entitled to the benefits of a tax treaty, the foreign stockholder must deliver to the Depositary (or other person who is otherwise required to withhold United States tax) a properly executed and appropriate Form W-8 claiming such exemption or benefits. Such statements may be obtained from the Depositary. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

        If a sale by a foreign stockholder pursuant to the Offer is treated as a "sale or exchange" for federal income tax purposes, the foreign stockholder generally will not be subject to United States federal income tax (except withholding tax as described elsewhere) with respect to gain realized upon the sale of the shares unless: (i) such gain is effectively connected with a United States trade or business of the foreign stockholder (or, if a tax treaty applies, attributable to a permanent establishment in the United States maintained by such foreign stockholder); (ii) the foreign stockholder is an individual who holds our stock as a capital asset, is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale occurs, and certain other conditions are met; or (iii) we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the sale or such holder's holding period and certain other conditions are met. We believe that we are not and have not been within the last five years, and do not believe that we will become, a "United States real property holding corporation" for United States federal income tax purposes.

        Backup Withholding.    See Section 3 with respect to the application of the United States federal income tax backup withholding.

        401(k) Plan.    The exchange of shares for cash by the 401(k) Plan, as instructed by participants in the 401(k) Plan as described in this offer to purchase, will not be a taxable transaction for federal income tax purposes for either the 401(k) Plan or the participants in the 401(k) Plan. A subsequent distribution in cash from the 401(k) Plan to a participant normally will be taxable in full as ordinary income to the participant.

        The ESPP.    The disposition of shares obtained pursuant to the ESPP may result in some amount of ordinary income, and possibly capital gain or capital loss, for a participant, depending upon the period of time the participant has held the shares. A participant will generally recognize gain in an amount equal to the difference between the fair market value of the stock on the date of such disposition and the exercise price paid for the stock. If the participant has held the shares for a period of at least two years after the first day of the offering period during which the shares were purchased, an amount equal to 15% of the Measurement Value (or such lesser amount if the gain is less than 15% of the Measurement Value) will be treated as ordinary income and the rest of the gain if any, will be treated as capital gain (or in the case of a loss, a capital loss). As used in this paragraph "Measurement Value" means the lesser of the fair market value of the stock on the first day of the offering period or the fair market value of the stock on the last day of the offering period. If the shares have not been held for at least such two year period, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the stock as of the last day of the offering period during which the stock was purchased and the exercise price. If additional gain results from a sale of the stock at a price greater than the fair market value of the stock as of the last day of the offering period during which the stock was purchased, the rest of the gain will be treated as capital gain. In the case of a subsequent disposition at a loss, the loss will constitute a capital loss.

        Long-Term Incentive Plan and 1997 Plan.    The lapse of restrictions on restricted shares granted pursuant to the Long-Term Incentive Plan will typically result in ordinary income for the participant, as will the exercise of in-the-money options granted pursuant to the Long-Term Incentive Plan or the 1997 Plan. A description of the tax consequences associated with a lapse of restrictions on restricted stock may be found in the Long-Term Incentive Plan prospectus previously distributed to Long-Term Incentive Plan participants, and a description of the tax consequences associated with the exercise of an in-the-money option may be found in the Long-Term Incentive Plan prospectus and the 1997 Plan prospectus previously distributed to plan participants.

        The tender of shares obtained pursuant to grants of options or restricted stock awards under the Long-Term Incentive Plan and grants of options under the 1997 Plan will be subject to the taxation rules described above, except with regard to the tax description applicable to the 401(k) Plan.

        The tax discussion set forth above is included for general information only and may not apply to shares acquired in connection with the exercise of stock options or pursuant to other compensation arrangements with Trammell Crow Company. The tax consequences of a sale pursuant to the Offer may vary depending upon, among other things, the particular circumstances of the tendering stockholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the Offer. You are urged to consult your own tax advisors to determine the particular federal, state, local and foreign tax consequences of sales you make pursuant to the Offer and the effect of the stock ownership attribution rules mentioned above.

16.   Fees and Expenses

        We have retained Banc of America Securities LLC and Morgan Stanley & Co. Incorporated to act as the Co-Dealer Managers in connection with the Offer. We have agreed to pay the Co-Dealer Managers a customary fixed fee upon acceptance for payment of shares pursuant to the Offer and have agreed to indemnify the Co-Dealer Managers against certain liabilities and expenses, including liabilities under the federal securities laws, in connection with the Offer. Additionally, Lazard Frères & Co. LLC will receive a fee in connection with advisory services provided in connection with this Offer.

        Morgan Stanley & Co. Incorporated and Lazard Frères & Co. LLC have rendered various investment banking and other advistory services to us in the past and have received customary compensation from us for such services. Each of the Co-Dealer Managers and Lazard Frères & Co. LLC are currently rendering investment banking or other advisory services to us, and may continue to render such services to us in the future, in which case we expect that they will receive customary compensation from us for such services. Bank of America, N.A. is the administrative agent and a lender under our revolving credit facility and receives, and will continue to receive, customary fees in connection with services rendered in these capacities. Bank of America, N.A. is also one of our largest customers measured in gross revenues.

        We have retained Mellon Investor Services LLC, as Depositary and as Information Agent in connection with the Offer. The Information Agent, in such capacity, may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities arising under the federal securities laws.

        We retained U.S. Trust Company, National Association to act as Independent Fiduciary for the 401(k) Plan. In connection with the Offer, the Independent Fiduciary may contact participants in such plans by mail, telephone, telex, telegraph and personal interviews. Pursuant to its arrangements with us, the Independent Fiduciary receives reasonable and customary compensation for its services and is reimbursed for certain out-of-pocket expenses. Under those arrangements, no separate fee is payable to the Independent Fiduciary in connection with the Offer.

        We have not retained or authorized the Co-Dealer Managers, the Depositary, the Information Agent, or the Independent Fiduciary to make recommendations in connection with the Offer.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Co-Dealer Managers, the Depositary, the Information Agent and the Independent Fiduciary) for soliciting tenders of shares pursuant to the Offer.

17.   Miscellaneous

        We are not aware of any jurisdiction in which the making of the Offer or the acceptance for payment of shares in connection with the Offer would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, we will make a good faith effort to comply with such laws or seek to have such laws declared inapplicable to the Offer. If after a good faith effort we cannot comply with any such laws, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of shares in any such jurisdictions.

Trammell Crow Company
September 3, 2004

        Facsimile copies of the letter of transmittal will be accepted from Eligible Institutions. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered be each tendering person or his broker, dealer, commercial bank, trust company, or nominee to the Depositary at the address set forth below.

The Depositary is:
Mellon Investor Services LLC
By Registered Mail:	By Hand:	By Overnight Courier:
Mellon Investor Services LLC P.O. Box 3301 South Hackensack, New Jersey 07606 Attn: Reorganization Department
Mellon Investor Services LLC
120 Broadway, 13th Floor
New York, New York 10271
Attn: Reorganization
Department
 Facsimile Transmission:
(201) 296-4293
(For Eligible Institutions Only)
 Confirm Receipt of Facsimile
by Telephone Only:
	(201) 296-4860	Mellon Investor Services LLC 85 Challenger Road Mail Drop-Reorg. Ridgefield Park, New Jersey 07660 Attn. Reorganization Department

        Any questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the Information Agent at the telephone numbers and addresses set forth below. You may also contact the Co-Dealer Managers or your broker, dealer, commercial bank or trust company for assistance concerning this Offer. To confirm the delivery of your shares, you are directed to contact the Depositary.

The Information Agent for this Offer is:

Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, New Jersey 07660
Call Toll-Free (888) 566-9477

The Co-Dealer Managers for this Offer are:

Banc of America Securities LLC

Banc of America Securities LLC
9 West 57th Street
New York, New York 10019
(212) 583-8564
(888) 583-8900, extension 8537 (Call Toll-Free)

Morgan Stanley

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
(212) 761-5409

September 3, 2004

QuickLinks

  Exhibit (a)(1)(i)
Offer to Purchase for Cash Up to 4,444,444 Shares of its Common Stock At a Purchase Price Not Greater Than $15.75 Nor Less Than $13.50 Per Share by Trammell Crow Company
TABLE OF CONTENTS
IMPORTANT
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER